Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-255445, 333-259729 and 333-262304) of Prairie Operating Co. (formally known as Creek Road Miners, Inc.) of our report dated June 16, 2023, with respect to the balance sheet of Prairie Operating Co., LLC as of December 31, 2022, and the related statements of operations, members’ deficit and cash flows for the period from June 7, 2022 (date of inception) through December 31, 2022 and the related notes, appearing in this Current Report (Form 8-K) dated June 16, 2023.

/s/ Ham, Langston & Brezina, L.L.P.

Houston, Texas

June 16, 2023